Exhibit 10.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT dated as of March 4, 2010 (this “First Amendment”), is by and between Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”), and First Chester County Corporation, a Pennsylvania corporation (“First Chester”), and amends that certain Agreement and Plan of Merger dated as of December 27, 2009 between Tower and First Chester (the “Agreement”).

WHEREAS, the Boards of Directors of Tower and First Chester have determined that it is in the best interests of their respective companies to amend the Agreement as set forth herein to provide for (i) the merger of FNB with and into Graystone Bank, with Graystone Bank as the surviving institution, and (ii) the sale of the American Home Bank Division of FNB at or prior to the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Amendment of the Agreement.  The Agreement is hereby amended as follows:

(a)                                  Section 1.8 of the Agreement is hereby amended by amending the second paragraph thereof to read in its entirety as follows:

If the Bank Merger is consummated, Section 6.14 of this Agreement shall be applicable and, at the effective time of the Bank Merger, the directors of Graystone Bank as the surviving bank shall be as provided in Section 6.14.  However, if Tower exercises its right under Section 1.10 not to consummate the Bank Merger immediately upon effectiveness of the Merger, at the Effective Time, the directors of FNB immediately prior to the Effective Time shall continue to be the directors of FNB, provided that at the Effective Time the number of directors serving on the board of directors of FNB shall be increased by one (1) director and one (1) of the current directors or executive officers of Tower, selected by the board of directors of Tower and subject to the conditions to board membership in the bylaws of FNB and applicable law and regulation, shall be added to the board of directors of FNB.

(b)                                 Section 1.10 of the Agreement is amended to read in its entirety as follows:

1.10                        Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Tower shall be entitled to revise the structure of the Merger, including without limitation, by determining not to consummate the Bank Merger immediately upon effectiveness of the Merger, provided that (i)  there are no adverse Federal or state income tax or other adverse tax consequences to First Chester shareholders as a result of the modification; (ii) the consideration to be paid to the holders of First Chester Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article VII or otherwise adversely affect First Chester or the holders of the First Chester Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

(c)                                  The following new Section 1.12 is hereby added to the Agreement:

1.12                        Bank Merger.

Tower and First Chester shall use their reasonable best efforts to cause FNB to be merged with and into Graystone Bank, with Graystone Bank as the surviving institution (the “Bank Merger”), concurrently with or as soon as practicable after the Effective Time.  In addition, as soon as practicable after the execution and delivery of the First Amendment, Tower will cause Graystone Bank, and First Chester will cause FNB, to execute and deliver the Plan of Bank Merger substantially in the form of Exhibit F, and any subsequent amendments thereof as shall be deemed necessary or advisable by Tower to comply with all applicable regulatory requirements.  The provisions of Section 6.14 shall be applicable to the Bank Merger.

(d)                                 The following new Section 6.15 is hereby added to the Agreement:

6.15                        Sale of AHB Division.

(a)                                  Promptly after the execution of the First Amendment, First Chester shall use its best efforts, and shall cause FNB to use its best efforts, to sell, at or prior to the Effective Time, the American Home Bank Division of FNB, which conducts mortgage-banking activities and includes, without limitation, the interests of FNB in the Joint Ventures and activities related thereto (the “AHB Division”), to one or more purchasers, on terms and conditions acceptable to First Chester and Tower.

(b)                                 Promptly after the execution of the First Amendment, First Chester agrees to engage, or cause FNB to engage, on terms acceptable to Tower, a financial advisor satisfactory to Tower to assist in the sale of the AHB Division of FNB.  First Chester shall consult fully with Tower and keep Tower fully informed concerning the process and progress of sale efforts, and shall consult fully with Tower with respect to any proposed sale agreements.  First Chester shall give Tower notice, in advance whenever feasible, of all meetings and discussions with third parties related to the sale of the AHB Division and Tower shall have the right to have its representatives present at all such meetings and discussions.  Neither First Chester nor FNB shall enter into any sale agreements for the AHB Division without the consent of Tower.

(c)                                  None of the attempt to sell the AHB Division, the actual sale thereof, nor the effects on First Chester of such sale, in each case in accordance with this Section 6.15 shall be deemed to constitute a breach or violation of any representation, warranty, covenant or agreement of First Chester in this Agreement or a Material Adverse Effect for purposes of this Agreement.

(d)                                 Promptly (but not later than one Business Day) following the execution and delivery of this First Amendment, First Chester and Tower shall execute and deliver the Credit Agreement in substantially the form of Exhibit G hereto, which shall provide for a credit facility of up to $2 million permitting draws thereunder from time to time by First Chester for the purpose of contributing additional capital to FNB in the event that as a result of the attempt to sell the AHB Division, the actual sale thereof, or the effects on FNB of such sale, in each case in accordance with this Section 6.15, FNB’s regulatory capital ratios, as reported in FNB’s quarterly call report, fall below the minimum regulatory capital ratios applicable to FNB, unless FNB’s Bank Regulator indicates, whether orally or in writing, that it will not take immediate action to enforce such minimum levels prior to consummation of the Merger; and shall also provide that the obligations of First Chester under the Credit Agreement will be secured by a second lien in favor of Tower in the collateral which secures the obligations of First Chester to Graystone Bank under that certain Loan Agreement dated November 20, 2009, as amended, between First Chester and Graystone Bank.  Aggregate draws under the foregoing credit facility shall be limited to an amount equal to the amount of additional capital required for purposes of satisfying the minimum capital ratios applicable to FNB.

(e)                                  James M. Deitch and Anna Ruth Smith, AHB Division executives (each an “AHB Executive”), are employed by First Chester and FNB pursuant to separate employment agreements dated as of September 18, 2008, as amended December 31, 2008 (each an “AHB Executive Employment Agreement”).  Concurrently with execution of the First Amendment, Tower shall enter into letter agreements with the AHB Executives, on terms approved by First Chester and FNB, clarifying the effects on the AHB Executive Employment Agreements of the efforts to sell the AHB Division and its potential sale at, or immediately prior to, the Effective Time pursuant to this Section 6.15, and First Chester and FNB shall execute an acknowledgement agreeing to the terms of such letter agreements.

(e)                                  Section 9.13, Additional Definitions, of the Agreement is hereby amended as follows:

(i)                                           By amending the definition of the term “Agreement” to read in its entirety as follows:

“Agreement” shall mean this Agreement and Plan of Merger dated as of December 27, 2009 between Tower and First Chester, as amended by the First Amendment.

(ii)                                        By adding the following defined terms:

“AHB Division” has the meaning set forth in Section 6.15(a).

“AHB Executive” has the meaning set forth in Section 6.15(d).

“AHB Executive Employment Agreement” has the meaning set forth in Section 6.15(d).

“Bank Merger” has the meaning set forth in Section 1.12.

“Bank Plan of Merger” shall mean the plan of merger pursuant to which the Bank Merger shall occur, substantially in the Form of Exhibit F to this Agreement.

“First Amendment” shall mean the First Amendment to this Agreement dated as of March 4, 2010.

(g)                                 The Agreement is hereby amended by adding thereto new Exhibits F and G as attached to this First Amendment.

2.                                      Provisions of Agreement; Counterparts.

This First Amendment, including Exhibits F and G, shall be part of the Agreement and the provisions of the Agreement as amended hereby shall be applicable to this First Amendment.  Except as specifically provided in this First Amendment and as the context of this First Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications.  This First Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Tower Bancorp, Inc. and First Chester County Corporation have caused this First Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

/s/ John B. Waldron	By:	/s/ Andrew S. Samuel
Secretary		Andrew S. Samuel
Chairman, President & CEO

(SEAL)

ATTEST:	FIRST CHESTER COUNTY CORPORATION

/s/ Carl Lundblad	By:	/s/ John A. Featherman, III
Secretary		John A. Featherman, III
Chairman, President & CEO
(SEAL)

EXHIBIT F

FORM OF BANK PLAN OF MERGER

1

EXHIBIT G

FORM OF CREDIT AGREEMENT

2